                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT



                                   DATED AS OF


                                DECEMBER 28, 2000


                                     BETWEEN


                            PROCOM TECHNOLOGY, INC.,


                                 ANGELO FINOTTI,


                                RICCARDO FINOTTI

                                       AND

                              MASSIMILIANO FINOTTI


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                                 R E C I T A L S

                                    ARTICLE I

                       DEFINITIONS/PURCHASE& SALE/CLOSING

                                                                         Page
                                                                         ----
1.1   Definitions..........................................................1
1.2   Transfer of Stock by Sellers.........................................6
1.3   Purchase of the Stock by Buyer.......................................6
1.4   The Closing..........................................................6
1.5   Holdback; Net Worth Adjustment.......................................8

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1   Organization and Related Matters.....................................9
2.2   Capitalization.......................................................9
2.3   Ownership of Stock..................................................10
2.4   Delivery of Good Title..............................................10
2.5   Execution and Delivery..............................................10
2.6   No Conflicts........................................................10
2.7   Investment Intent and Registration Exemption........................11
2.8   Business Relationship...............................................11
2.9   Discharge of Implied Warranties.....................................11
2.10  Financial Statements; Changes; Contingencies........................11
2.11  Tax and Other Returns and Reports...................................12
2.12  MaterialContracts...................................................12
2.13  Real and Personal Property; Title to Property; Leases...............13
2.14  Intangible Property.................................................13
2.15  Legal Proceedings and Certain Labor Matters.........................15
2.16  Minute Books........................................................15
2.17  Accounting Records; Internal Controls...............................15
2.18  Insurance...........................................................16
2.19  Permits and Approvals...............................................16
2.20  Compliance with Law.................................................16
2.21  Dividends and Other Distributions...................................17
2.22  Employee Benefits...................................................17
2.23  Certain Interests...................................................18
2.24  Bank Accounts, Powers, etc..........................................18
2.25  No Brokers or Finders...............................................19
2.26  Accuracy of Information.............................................19
2.27  Inventories.........................................................19
2.28  Receivables.........................................................19
2.29  Customers and Suppliers.............................................20
2.30  Environmental Compliance............................................20


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

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                                                                         Page
                                                                         ----
3.1   Organization and Related Matters....................................20
3.2   Authorization.......................................................21
3.3   No Conflicts........................................................21
3.4   Capitalization......................................................21

                                   ARTICLE IV

                              CONTINUING COVENANTS

4.1   Nondisclosure of Proprietary Data...................................21
4.2   Tax Cooperation.....................................................21
4.3   Registration of the Buyer's Shares..................................22
4.4   Restrictions on Transfer of the Buyer's Shares......................22
4.5   Pooling-of-Interests................................................23
4.6   Market Stand-Off Agreement..........................................23
4.7   Release.............................................................23

                                    ARTICLE V

                                    SURVIVAL

5.1   Survival of Representations, Warranties and Covenants...............24

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1   Obligations of Sellers..............................................25
6.2   Obligations of Buyer................................................26
6.3   Certain Tax Matters.................................................26
6.4   Procedure...........................................................27
6.5   Survival............................................................29
6.6   Notice by Sellers...................................................29
6.7   Not Exclusive Remedy................................................29
6.8   Aggregate Dollar Limitation.........................................29


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

                                   ARTICLE VII

                                   ARBITRATION

                                                                         Page
                                                                         ----
7.1   Arbitration and Venue...............................................30
7.2   Judicial Arbitration and Mediation Services, the Company............30
7.3   Arbitrator..........................................................30
7.4   Provisional Remedies................................................30
7.5   Enforcement of Judgment.............................................30
7.6   Discovery...........................................................31
7.7   Consolidation.......................................................31
7.8   Power and Authority of Arbitrator...................................31
7.9   Law to be Applied...................................................31
7.10  Costs...............................................................31

                                  ARTICLE VIII

                                     GENERAL

8.1   Amendments;Waivers..................................................31
8.2   Schedules; Exhibits; Integration....................................31
8.3   BestEfforts;FurtherAssurances.......................................32
8.4   Governing Law.......................................................32
8.5   No Assignment.......................................................33
8.6   Headings............................................................33
8.7   Counterparts........................................................33
8.8   Publicity and Reports...............................................33
8.9   Confidentiality.....................................................33
8.10  Parties in Interest.................................................34
8.11  Notices.............................................................34
8.12  Expenses............................................................35
8.13  Remedies; Waiver....................................................35
8.14  Attorney's Fees.....................................................35
8.15  Knowledge Convention................................................36
8.16  Representation By Counsel; Interpretation...........................36
8.17  Specific Performance................................................36
8.18  Severability........................................................36


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

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is entered into as of December 28, 2000, between Procom Technology, Inc., a California corporation ("Buyer"), Angelo Finotti ("AF"), Riccardo Finotti ("RF"), and Massimiliano Finotti ("MF") (each of AF, RF, and MF is a "Seller" and together they are "Sellers").

                                 R E C I T A L S

         WHEREAS, Sellers own all the outstanding capital stock of Scofima Software S.r.l., an Italian company (the "Company"); and

         WHEREAS, Sellers desire to sell, and Buyer desires to buy, the outstanding capital stock of the Company for the consideration described herein.

                                A G R E E M E N T

         In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

                                   ARTICLE I.

                       DEFINITIONS/PURCHASE & SALE/CLOSING

         1.1 DEFINITIONS.

         For all purposes of this Agreement, except as otherwise expressly provided,

         (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

         (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

         (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

         (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

         (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

         "AAA" has the meaning set forth in Section 7.2.

         "Accountants" means KPMG S.p.A., Milan, Italy, independent public accountants to the Company.

         "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

         "Agreement" means this Agreement by and among Buyer and Sellers as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

         "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         "Associate" of a Person means

               (i) a corporation or organization (other than the Company or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

               (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

               (iii) any relative or spouse of such person or any relative of such spouse.

         "Business" means the business of the Company or any Subsidiary, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects, liabilities.

         "Buyer's Basket" has the meaning set forth in Section 6.2.

         "Buyer's Shares" has the meaning set forth in Section 1.3.

         "Caching and Content Delivery Software" means the Caching and Content Delivery Software that is the subject of the Option, including all source and object codes, including all updates, designs or other intellectual properties contained therein, all technical documents, all design specifications, all patents and copyrights, and all related material owned by Mohammad Mahdavi whether in written, oral, magnetic, electronic, photographic or any other format.

         "Closing" means the consummation of the purchase and sale of the Stock under this Agreement.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means Scofima Software S.r.l., an Italian company.

         "Company's Basket" has the meaning set forth in Section 6.1.

         "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

         "Disclosure Schedule" means the Disclosure Schedule dated as of the Closing Date and delivered by Sellers to Buyer.

         "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

         "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Indemnified Party" means the party entitled to indemnity hereunder; and "Indemnifying Party" means the party obligated to provide indemnification hereunder.


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

         "Individual Loss" has the meaning set forth in Section 6.1.

         "Intangible Property" means any patents, patent applications (pending or otherwise), industrial and intellectual property rights, copyrights, unpublished works, inventions, Trade Secrets, secret process or other confidential information, Know-How, research and development findings, computer firmware and software (existing in any form), marketing rights, contractual rights, licenses and all related agreements and documentation and any and all Marks. In addition to the foregoing, "Intangible Property" shall be deemed to include the Caching and Content Delivery Software that the Company will have the right to acquire pursuant to the Option, following the assignment of the Option from Sellers to the Company, as if the Caching and Content Delivery Software is owned by the Company as of the date of this Agreement.

         "Italian Accounting Rules" means generally accepted accounting principles in Italy, as in effect from time to time.

         "Know How" means any information, including, but not limited to, invention records, research and development records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, or other information possessed by the Company, whether or not considered proprietary or a Trade Secret.

         "Labor Matters" has the meaning set forth in Section 2.15.

         "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

         "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

         "Material Contract" means any Contract material to the Business of the subject person as of or after the date hereof and includes but is not limited to those contracts deemed material by Section 2.12.

         "Net Worth" means total assets less total liabilities.

         "Option" means the rights granted under that certain Technology Sales Agreement, by and among Sellers and Mohammad Mahdavi, dated April 22, 1999, whereby Mohammad Mahdavi granted Sellers an option to acquire all rights to the Caching and Content Delivery Software.

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

         "Products" means all products, technology and services that are sold, licensed or otherwise exploited by the Company.

         "Registration Statement" has the meaning set forth in Section 4.3.

         "SEC" means the Securities and Exchange Commission or any successor entity.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stock" means all of the outstanding capital stock of the Company.

         "Subsidiary" means any Person in which the Company has a direct or indirect equity or ownership interest in excess of 50%.

         "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability. "Tax Matters" has the meaning set forth in Section 6.3.

         "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Subsidiary.

         "Trade Secret" means formulas, patterns, devices or compilations of information which is used in connection with or relating to the Business and which gives an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, formulas for chemical compounds, processes of manufacturing, treating or preserving materials, patterns for machines or any forms, plans, drawings, specifications, customer lists, marketing and competition analysis and project management, inventory and cost control systems and techniques.


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

         1.2 TRANSFER OF STOCK BY SELLERS.

         Subject to the terms and conditions of this Agreement, Sellers agree to sell the Stock and deliver the certificates evidencing the Stock to Buyer at the Closing. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee and otherwise in a form acceptable for transfer on the books of the Company. Sellers will pay any Taxes payable with respect to the transfer of the Stock.

         1.3 PURCHASE OF THE STOCK BY BUYER.

         Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire the Stock from Sellers and to issue and deliver to Sellers certificates evidencing an aggregate of 480,000 shares of Common Stock of Buyer (the "Buyer's Shares") to Sellers at the Closing in exchange for the Stock. Each Seller shall receive the portion of the Buyer's Shares set forth on Schedule 1.3 opposite his name. No certificates for fractional interests in the Buyer's Shares shall be issued; in lieu thereof, each holder otherwise entitled to a fractional interest shall receive an amount in cash based on the average closing price of the Buyer's Common Stock reported on the Nasdaq National Market on the ten trading days preceding the Closing Date during which such stock was traded and shall have no other rights with respect to such fractional interest. Sellers acknowledge and agree that the certificates evidencing the Buyer's Shares will bear the following legend:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY IN ANY JURISDICTION, AND, ACCORDINGLY, PRIOR TO DECEMBER 28, 2001, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION THEREUNDER. IN ADDITION, HEDGING ACTIVITIES INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THESE SECURITIES ARE ALSO SUBJECT TO RESTRICTIONS ON RESALE CONTAINED IN THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF DECEMBER 28, 2000, A COPY OF WHICH IS AVAILABLE WITH THE SECRETARY OF THE ISSUER.

         1.4 THE CLOSING.

         (a) The Closing will take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California, on December 28, 2000 at 10:00 a.m., or on such other date and time as the parties may agree.




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

         (b) At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance satisfactory to Buyer:

               (i) Opinion of Counsel. An opinion of counsel to Sellers, dated the Closing Date, in form and substance substantially as set forth in Exhibit A.

               (ii) Consents. All required Approvals and Permits, each in form and substance satisfactory to Buyer.

               (iii) Resignation of Directors and Certain Officers and Employees. Resignations of the directors and officers of the Company and its Subsidiaries.

               (iv) Minimum Net Worth. A certificate of Sellers stating that as of the Closing Date, the consolidated net worth of the Company is not less than $10,000 (US).

               (v) Pooling Letter. A letter from the Accounts for the Company, stating that after review of the conditions for pooling, that the Company is eligible to consummate the transactions and account for it on a pooling-of-interests basis under GAAP and under applicable SEC rules and regulations.

               (vi) Certificates. Certificates representing the Stock, duly endorsed in blank or having affixed thereto stock powers executed in blank, and in proper form for transfer, with all requisite stock transfer stamps, if any, affixed to such certificates.

               (vii) Corporate Records. The minute books, stock record books and corporate seals of the Company.

               (viii) Investment Representation Letter. Investment Representation Letters substantially as set forth in Exhibit B, duly executed by each Seller.

               (ix) Affiliate Letters. Affiliate Letters substantially as set forth in Exhibit C, duly executed by all Persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment.

               (x) Indemnification Agreement. Indemnification Agreements substantially as set forth in Exhibit D, duly executed by each Seller.

               (xi) Noncompetition Agreement. Noncompetition Agreements substantially as set forth in Exhibit E, duly executed by each Seller.

               (xii) Transfer of Technology Sale Agreement. A Transfer of Technology Sale Agreement substantially as set forth in Exhibit F, duly executed by Sellers and Mohammad Mahdavi.

               (xiii) Technology Purchase Agreement. A Technology Purchase Agreement substantially as set forth in Exhibit G, duly executed by Mohammad Mahdavi.

               (xiv) Independent Contractor and Invention Assignment Agreement. An Independent Contractor and Invention Assignment Agreement as set forth in Exhibit H, duly executed by each software engineer that participated in the development of the Caching and Content Delivery Software.



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

               (xv) Secretary's Certificate. Certificate of the Secretary of the Company certifying as to the charter and organizational documents of the Company.

               (xvi) Cross-Receipt. Cross-receipt executed by the Company and Mohammad Mahdavi evidencing the receipt by Mohammad Mahdavi of $500,000
         (US) from Sellers and the receipt by the Company of all of the Technology Assets (as defined in the Technology Purchase Agreement attached hereto as Exhibit G).

               (xvii) Qualification. Evidence that the Company is qualified to do business in all jurisdictions in which its Business is currently conducted or in which it owns property.

         (c) At the Closing, Buyer shall deliver or cause to be delivered to Sellers certificates evidencing the Buyer's Shares, in form and substance satisfactory to Sellers.

         (d) In addition to the foregoing: (i) Buyer shall have received a letter from the accountants for Buyer stating that the transactions contemplated by this Agreement are eligible to be accounted for on a pooling-of-interests basis under GAAP and under applicable SEC rules and regulations and (ii) Sellers shall deliver $500,000 (US) to Mohammad Mahdavi on behalf of the Company in connection with the exercise of the Option.

         1.5 HOLDBACK; NET WORTH ADJUSTMENT.

         Sellers agree that 10% of the Buyer's Shares may be withheld from the Buyer's Shares (the "Escrowed Shares") delivered to each Seller at the Closing. The Escrowed Shares shall be held to secure the indemnification obligations of Sellers as set forth in Article VI hereof and specifically, without limitation, to warrant the Net Worth obligation set forth herein. Within 60 days following the Closing Date, the Escrowed Shares shall be delivered to Sellers, less (a) any amount reasonably necessary to satisfy any claim with respect to which a notice of claim has been given to Sellers as provided in Section 6.4 and (b) the amount of any Net Worth adjustment as set forth below.

         If Buyer elects to close notwithstanding a deficiency in the Company's Net Worth calculation, the number of Escrowed Shares to be delivered to Sellers shall be adjusted downward by an amount equal to the product of 2.5 and the difference between $10,000 (US) and the Company's actual Net Worth on the Closing Date as determined by the Accountants in accordance with Italian Accounting Rules. The Accountants shall deliver Buyer a calculation of the Net Worth of the Company as of the Closing Date within 30 days following the Closing Date.

         The Net Worth calculation prepared by the Accountants shall be conclusive and binding on the parties for purposes of calculating any adjustment to the number of Escrowed Shares to be delivered to Sellers under this Section 1.5, unless Buyer notifies Sellers in writing (a "Dispute Notice") within 10 days of Buyer's receipt of the Net Worth calculation of any


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

disagreements therewith (stating with reasonable specificity the basis for any such disagreement). During such 10-day period, the Accountants shall give Buyer and its accountants or other representatives access to all work papers related to the preparation of the Net Worth calculation. Buyer and Sellers shall negotiate in good faith to resolve any disagreements concerning the Net Worth calculation as promptly as practicable. If any disagreement concerning the Net Worth calculation is not resolved by Buyer and Sellers within 10 days following Sellers' receipt of the Dispute Notice, Buyer and Seller shall promptly engage, on standard terms and conditions for a matter of such nature, a nationally recognized firm of independent accountants to resolve the disputed amounts. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within 10 days following their appointment. Buyer shall pay the cost of the fees and expenses of such independent accountants. The resolution by the independent accountants of any dispute concerning the Net Worth calculation shall be final, binding and conclusive upon the parties for purposes of any adjustment of Escrowed Shares to be delivered to Sellers under this Section 1.5.

         For purposes of this Section 1.5, each share of Buyer's Shares shall be deemed to have a value in an amount equal to the average closing price of Buyer's Common Stock reported on the Nasdaq National Market on the ten trading days preceding the Closing Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as otherwise indicated on the Disclosure Schedule previously delivered to Buyer, Sellers, jointly and severally, represent, warrant and agree as follows:

         2.1 ORGANIZATION AND RELATED MATTERS.

         The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. There are no Subsidiaries of the Company. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and its Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Schedule
2.1 correctly lists the current directors and executive officers of the Company and of each Subsidiary. True, correct and complete copies of the charter documents of the Company as in effect on the date hereof have been delivered to Buyer.

         2.2 CAPITALIZATION.

         The authorized capital stock of the Company consists of 20,000 shares,
L. 1,000 par value, of which 20,000 shares are issued and outstanding. Sellers own all of the Equity Securities of the Company. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company or any Subsidiary, or to restructure or recapitalize the Company or any Subsidiary. There are no outstanding Contracts of Sellers, the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities. All Equity Securities of the Company and its Subsidiaries, are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity Securities of the Company or any Subsidiary. Any Equity Securities of the Company or any Subsidiary which were issued and reacquired by any of such entities were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and neither the Company nor any Subsidiary has any outstanding obligation or liability with respect thereto. The Company owns no Equity Securities of any entity that is not a Subsidiary.

         2.3 OWNERSHIP OF STOCK.

         Each Seller owns of record and beneficially the Stock set forth opposite each Seller's name on Schedule 2.3 hereto, and has good and valid title to the Stock free and clear of any and all liens, trust (constructive and other), equities, claims, judgments, marital rights or other Encumbrances other than the agreements and commitments contained herein or contemplated hereby.

         2.4 DELIVERY OF GOOD TITLE.

         All consents, approvals, authorizations and orders necessary for the sale and delivery of the Stock have been obtained, and Sellers have full right, power, authority and capacity to sell, assign, transfer and deliver the Stock pursuant to this Agreement and Sellers have good and valid title to the Stock, free and clear of any and all liens, trusts (constructive and other), equities, claims, marital rights or other Encumbrances.

         2.5 EXECUTION AND DELIVERY.

         All consents, approvals, authorizations and orders necessary for the execution and delivery by Sellers of this Agreement have been obtained, and Sellers have full right, power, authority and capacity to enter into and perform fully under this Agreement. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding agreement of Sellers enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         2.6 NO CONFLICTS.

         The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any Contract to which either of Sellers is a party or by which either of Sellers or the Stock are bound, or violate the provisions of any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over Sellers or the property of Sellers, nor will such action result in the creation or imposition of any lien, claim, charge or other Encumbrance upon the Stock.

         2.7 INVESTMENT INTENT AND REGISTRATION EXEMPTION.

         Sellers have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Buyer's Shares. Each Seller is not a U.S. person (as such term is defined under Regulation S under the Securities Act) and is acquiring the Buyer's Shares for investment purposes only, for his own account and not as a nominee or agent for any other person, and not with a view to distribution or for other resale of his or her Buyer's Shares acquired hereunder. Sellers acknowledge that Buyer is relying on such representations to issue the Buyer's Shares pursuant to an exemption under Regulation S of the Securities Act. Each Seller has executed and delivered to Buyer an Investment Representation Letter in the form of Exhibit B and the contents thereof are accurate. Each Seller agrees for himself that during the period beginning on the Closing Date and ending on December 28,2001 such Seller will not offer, sell or transfer the Buyer's Shares within the United States (as such term is defined under Regulation S under the Securities
Act) or to, or for the account or benefit of, U.S. persons (as such term is defined under Regulation S under the Securities Act), except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from registration thereunder.

         2.8 BUSINESS RELATIONSHIP.

         Sellers are generally familiar with the business and affairs of Buyer and have discussed Buyer and its plans, operations and financial condition with one or more of the officers or directors of Buyer.

         2.9 DISCHARGE OF IMPLIED WARRANTIES.

         Sellers have performed due diligence and investigations with respect to Buyer with the intention of forming their own conclusion regarding the condition (financial and otherwise), value, property, liabilities, contracts, contingencies, prospects, risks and other incidents of the business of Buyer in response to the parties' express intention and agreement that as of the Closing, the sale of the Buyer's Shares hereunder shall be without representation and warranty of any kind (express or implied) regarding Buyer and the Buyer's Shares, except as set forth in Article III hereof. Except as otherwise set forth in this Agreement, Sellers will rely solely on their own business judgment and investigations with respect to Buyer and the Buyer's Shares. Sellers expressly acknowledge and agree that Buyer has not provided any further representations or warranties (express or implied) to Sellers.

         2.10 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

         (a) Audited Financial Statements. Sellers have delivered to Buyer consolidated and consolidating balance sheets for the Company and its Subsidiaries at October 31, 2000 and December 31, 1999 and 1998 and the related consolidated and consolidating statements of operations for the periods then ended. All such financial statements have been examined by the Accountants whose reports thereon are included with such financial statements. All such financial statements have been prepared in conformity with Italian Accounting Rules applied on a consistent basis (except for changes, if any, required by Italian Accounting Rules and disclosed therein). Such statements of operations present fairly in all material respects the results of operations of the Company and its Subsidiaries for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company and its Subsidiaries as of their respective dates. Since October 31, 2000, there has been no change in any of the significant accounting policies, practices or procedures of the Company and/or the Subsidiaries.

         (b) No Material Adverse Changes. Since October 31, 2000, whether or not in the ordinary course of business, there has not been, occurred or arisen:

               (i) any change in or event affecting Sellers, the Company, the Business or the Stock that has had or may reasonably be expected to have a material adverse effect on Sellers, the Company, the Business, or the Stock,

               (ii) any strike or other labor dispute, or

               (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of the Company or its Subsidiary or that has involved or may involve a loss to the Company or any Subsidiary of more than $10,000 (US).

         (c) No Other Liabilities or Contingencies. Neither the Company nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the most recent of the financial statements referred to in subsection (a) or (b) above or
(ii) were incurred after October 31, 2000 in the ordinary course of business and in the aggregate do not exceed $10,000 (US).

         2.11 TAX AND OTHER RETURNS AND REPORTS.

         The Company and each Subsidiary have timely filed or will file all required Tax Returns and have paid all Taxes due for all periods ending on or before the Closing Date. Adequate provision has been made in the books and records of the Company and each Subsidiary, and to the extent required by Italian Accounting Rules in the financial statements referred to in Section 2.10 above , for all Taxes whether or not due and payable and whether or not disputed. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity has examined or is in the process of examining any Tax Returns of the Company or any Subsidiary. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of Sellers, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency assessment or claim.

         2.12 MATERIAL CONTRACTS.

         Schedule 2.12 lists each Contract to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary or any of their respective properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Each such Contract was entered into in the ordinary course of business. Each Contract that (a) after October 31, 2000 obligates the Company to pay an amount in excess of $10,000 (US), (b) has an unexpired term as of October 31, 2000 in excess of one year, (c) represents a Contract upon which the Business is substantially dependent or which is otherwise material to the Business, (d) provides for an extension of credit other than consistent with normal credit terms, (e) limits or restricts the ability of the Company or any Subsidiary to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by the Company or any Subsidiary, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal,
(i) contains a right or obligation of any Affiliate, officer or director or any Associate, of Sellers, the Company or any Subsidiary to the Company or any Subsidiary, or (j) was not made in the ordinary course of business, shall be deemed to be a Material Contract and has been identified on such Schedule 2.12. True copies of the agreements appearing on Schedule 2.12, including all amendments and supplements, have been delivered to Buyer. Each Material Contract is valid and subsisting; the Company or the applicable Subsidiary has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or its Subsidiary, as the case may be, or, to the best knowledge of Sellers, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or any Subsidiary under any of those agreements.

         2.13 REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

         The Company and each Subsidiary have good and marketable title to or other right to use, free of encumbrances, all items of real property, including fees, leaseholds and all other interests in real property, and such other assets and properties, including but not limited to all assets that they respectively purport to own or have the right to use, except for (a) Encumbrances consisting of liens for Taxes not yet due, and (b) assets and properties not material to the Business that were disposed of since such date in the ordinary course of business. All material tangible properties of the Company and each Subsidiary are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All material leasehold properties held by the Company or any Subsidiary as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. There is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by the Company or any such Subsidiary.

         2.14 INTANGIBLE PROPERTY.

         (a) The Company and its Subsidiaries have complete rights to and ownership of all Intangible Property required for use in connection with the Business, the absence of which would have a material adverse effect on the Business. The Company and its Subsidiaries do not use any Intangible Property by consent of any other person and are not required to and do not make any payments to others with respect thereto. The Intangible Property of the Company and its Subsidiaries is fully assignable free and clear of any Encumbrances. The Company and its Subsidiaries have in all material respects performed all obligations required to be performed by them, and none of such entities is in default in any material respect under any Contract relating to any of the foregoing. Neither Sellers, the Company nor any Subsidiary has received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by the Company or any Subsidiary of any such property conflicts with or allegedly conflicts with or infringes the rights of any Person.

         (b) The Company owns, has the exclusive right to use, sell, license or dispose of, has the exclusive right to bring actions for the infringement of and has taken all appropriate actions and made all applicable applications and filings pursuant to applicable Laws to perfect or protect its interest in the Products as in existence on the date hereof.

         (c) The Company owns, has the exclusive right to use, sell, license or dispose of, has the exclusive right to bring actions for the infringement of, and has taken all appropriate actions and made all applicable applications and filings pursuant to applicable Laws to perfect or protect its interest in all Intangible Property, necessary, required or desirable for the conduct of its business as presently conducted and as proposed to be conducted.

         (d) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not breach, violate or conflict with any Intangible Property or the Products, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of, or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of, any Intangible Property or the Products, or portion thereof.

         (e) There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of the Intangible Property or the Products.

         (f) The manufacture, marketing, license, sale or use of any product presently licensed or sold by the Company or proposed to be licensed or sold by the Company, including the Products, will not violate any license or agreement with any third party or infringe any Intangible Property right of any other party.

         (g) There is no pending or threatened Action, contesting the validity, ownership or right to use, sell, license or dispose of any of the Products nor is there any basis for any such Action, nor has the Company received any notice asserting that any of the Products or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion.

         (h) The Company has taken all steps necessary, appropriate or desirable (including, without limitation, entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, directors and employees of the Company with access to or knowledge of the Intangible Property and the Products) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all such property and rights.

         (i) Employees and Affiliates of the Company, and each of their Associates, if applicable, have taken all actions necessary, appropriate or desirable to irrevocably assign or otherwise transfer to the Company all of their respective right, title and interest in and to any Intangible Property owned by them which are necessary, appropriate or desirable for the conduct of the Business as presently conducted and proposed to be conducted.

         (j) The Products perform the functions and operations, have the technical capabilities and meet or exceed the specifications appearing on
Schedule 2.14 and in technical and marketing literature and internal and published documentation of the Company.

         2.15 LEGAL PROCEEDINGS AND CERTAIN LABOR MATTERS.

         There is no Order or Action pending, or, to the best knowledge of Sellers, threatened, against or affecting the Company or any Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Company or any Subsidiary, the Business, on Sellers' ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim (collectively, "Labor Matters"), pending or to the best knowledge of Sellers threatened, against or affecting the Company or any Subsidiary or the Business. There are no Orders, Actions or Labor Matters that involve a claim or potential claim of aggregate liability in excess of $10,000 (US) against, or that enjoin or compel or seek to enjoin or to compel any activity by the Company or any Subsidiary. There is no matter as to which the Company or any Subsidiary has received any notice, claim or assertion, or, to the best knowledge of Sellers, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of the Company or any Subsidiary or any other Person, nor to the best knowledge of Sellers is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by the Company or any Subsidiary.

         2.16 MINUTE BOOKS.

         The minute books of the Company and its Subsidiaries accurately reflect all actions and proceedings taken to date by the respective shareholders, boards of directors and committees of the Company and its Subsidiaries, and such minute books contain true and complete copies of the charter documents of the Company and its Subsidiaries and all related amendments. The stock record books of the Company and each Subsidiary reflect accurately all transactions in their respective capital stock of all classes.

         2.17 ACCOUNTING RECORDS; INTERNAL CONTROLS.

         (a) Accounting Records. The Company and its Subsidiaries have records that accurately and validly reflect their respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with Italian Accounting Rules so as to maintain accountability for assets.

         (b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business. The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company and its Subsidiaries in the operation of the Business (including any disaster recovery facility) to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

         2.18 INSURANCE.

         The Company and its Subsidiaries are, and at all times during the past five years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in default under any such policy or bond. The Company and its Subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage. All insurance policies maintained by the Company and its Subsidiaries will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to such entities' continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause), and Sellers have received no notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies. The Company and its Subsidiaries have complied with and implemented all outstanding (i) requirements of and recommendations of any insurance company that has issued a policy with respect to any of the properties and assets of the Company or any Subsidiary and
(ii) requirements and recommendations of any Governmental Entity with respect to any such insurance policy.

         2.19 PERMITS AND APPROVALS.

         The Company and its Subsidiaries hold all Permits and Approvals that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits and Approvals are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. No suspension, cancellation or termination of any of such Permits or Approvals is threatened or imminent.

         2.20 COMPLIANCE WITH LAW.

         (a) The Company and its Subsidiaries are organized and have conducted their respective businesses in accordance with applicable Laws, and the forms, procedures and practices of the Company and its Subsidiaries are in compliance with all such Laws, to the extent applicable.

         (b) The use and operation of the assets of the Company and its Subsidiaries are in compliance with all applicable Laws and there is no violation of any of such Laws.

         2.21 DIVIDENDS AND OTHER DISTRIBUTIONS.

         There has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid subsequent to the date of the most recent financial statements described in Section 2.10 by the Company or any Subsidiary.

         2.22 EMPLOYEE BENEFITS.

         (a) Employee Benefit Plans, Collective Bargaining and Employee Agreements, and Similar Arrangements.

               (i) There are no employee benefit plans or collective bargaining, employment or severance agreements or other similar arrangements to which the Company or any Subsidiary is or ever has been a party or by which any of them is or ever has been bound, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to the Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement, or (d) any other employee benefit plan.

               (ii) Sellers have delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

               (iii) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

               (iv) The Company and its Subsidiaries are in full compliance with the applicable provisions of all Laws, and the regulations and published authorities thereunder, with respect to all such employee benefit plans, agreements and arrangements. The Company and its Subsidiaries have performed all of their obligations under all such plans, agreements and arrangements. To the best knowledge of Sellers, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and all such plans, agreements and arrangements have been operated in compliance with their terms. No facts exist which could give rise to any such Actions.

               (v) Each of the plans, agreements or arrangements can be terminated by the Company or by one of the Subsidiaries within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

               (vi) No employee, consultant or agent of the Company is entitled to any severance, parachute or other form of payment or benefit from the Company or its successors or assigns arising or becoming due as a result of the consummation of this Agreement.

               (vii) All obligations of the Company and its Subsidiaries under each such plan agreement and arrangement (x) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (y) that have accrued prior to the Closing Date have been or will be paid or properly accrued on the Company's balance sheet.

         (b) Fines and Penalties. There has been no act or omission by the Company or any Subsidiary that has given rise to or may give rise to fines, penalties, taxes, or related charges for the failure to properly administer or report transactions under any of the foregoing plans.

         2.23 CERTAIN INTERESTS.

         (a) No Affiliate of Sellers, the Company or any Subsidiary nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to the Company or any Subsidiary; and neither the Company nor any Subsidiary is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or any Subsidiary or the successor or assign of any thereof to any Person.

         (b) Neither the Company nor any Subsidiary has engaged in any transaction with Sellers or any other Affiliate of Sellers. Neither the Company nor any Subsidiary has any liabilities or obligations to Sellers or any other Affiliate of Sellers and none of Sellers or such Affiliates has any obligations to the Company or any Subsidiary. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or any Subsidiary or the successor or assign of any thereof to Sellers or any Affiliate of Sellers.

         2.24 BANK ACCOUNTS, POWERS, ETC.

         Schedule 2.24 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Company or any Subsidiary and a summary of the terms thereof.

         2.25 NO BROKERS OR FINDERS.

         No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers, the Company or any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         2.26 ACCURACY OF INFORMATION.

         None of the information supplied or to be supplied by or on behalf of Sellers, the Company or any Subsidiary in this Agreement or its Schedules is untrue or misleading, in any material respect. If any of such information at any time subsequent to delivery becomes untrue or misleading, in any material respect, Sellers will promptly notify Buyer in writing of such fact and the reason for such change.

         2.27 INVENTORIES.

         All inventories of the Company and each Subsidiary are of good merchantable quality, reasonably in balance, and in the case of inventory held for sale, in excess of a 45 day supply or otherwise currently usable or sellable (in the case of other inventory) in the ordinary course of business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the most recent balance sheet delivered to Buyer pursuant to Section 2.10 or, with respect to inventories purchased since such balance sheet date, on the books and records of the Company, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Company and its Subsidiaries (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with Italian Accounting Rules applied on a consistent basis.

         2.28 RECEIVABLES.

         All receivables of the Company and its Subsidiaries, whether reflected on the balance sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the balance sheet (which reserves are adequate and were calculated on a basis consistent with Italian Accounting Rules and past practices). Sellers have delivered to Buyer a complete and accurate aging list of all receivables of the Company and each Subsidiary.

         2.29 CUSTOMERS AND SUPPLIERS.

         No customers of the Business accounted for more than 10% of the Company's revenues for the most recent fiscal year and no suppliers of the Business accounted for more than 10% of the costs of the Company for the most recent fiscal year. There are no sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Company or any Subsidiary with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

         2.30 ENVIRONMENTAL COMPLIANCE.

         (i) Neither the Company nor any Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws;

         (ii) There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of the Company or any Subsidiary or the use of any property or facility of the Company of any Subsidiary or any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity;

         (iii) No asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Company or any Subsidiary; and

         (iv) Any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company or any Subsidiary, whether before or during Sellers' ownership, has been and is being handled or dealt with in all respects in compliance with applicable Laws.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents, warrants and agrees as follows:

         3.1 ORGANIZATION AND RELATED MATTERS.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all necessary corporate power and authority to carry on its business as it is now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

         3.2 AUTHORIZATION.

         The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         3.3 NO CONFLICTS.

         The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer or (b) any Law to which Buyer is subject.

         3.4 CAPITALIZATION.

         As of December 15, 2000, the authorized capital stock of Buyer consists of 65,000,000 shares of Common Stock, par value $.01 (US) per share of which 11,701,355 shares are issued and outstanding. Upon issuance in accordance with the terms of this Agreement, the Buyer's Shares will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV

                              CONTINUING COVENANTS

         4.1 NONDISCLOSURE OF PROPRIETARY DATA.

         Neither Buyer, nor the Company, nor Sellers, nor any of their respective representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Trade Secret or other proprietary data (including, but not limited to, any customer list, Know How, secret processes, personnel information, technical data, record or financial information) concerning the business or policies of the Company or any of that Sellers or any representative of Sellers may have learned as a shareholder, employee, officer or director of the Company or any of its Subsidiaries. In addition, none of Buyer, the Company or Sellers nor any of their respective representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than the other parties hereto, any confidential information concerning the business or policies of the Company and its Subsidiaries which may have been learned in any such capacity.

         4.2 TAX COOPERATION.

         After the Closing, Sellers shall, and shall cause their Affiliates to, cooperate fully with Buyer, the Company and its Subsidiaries in the preparation of all Tax Returns and shall provide, or cause to be provided at Sellers' sole cost and expense, to Buyer, the Company and its Subsidiaries any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the Accountants of Sellers and their Affiliates. Sellers shall, and shall cause their Affiliates to, cooperate fully with Buyer, the Company and the Subsidiaries in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 4.2 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 8.9.

         4.3 REGISTRATION OF THE BUYER'S SHARES.

         Buyer shall issue the Buyer's Shares pursuant to a Regulation S exemption from registration under the Securities Act in reliance upon the representations of Sellers set forth above. If Sellers make a request therefore, and if Sellers have fully complied with the terms of this Agreement, Buyer shall utilize its reasonable best efforts, taking into account other registration statements or SEC filings of the Company, to register the Buyer's Shares as soon as practicable following the Closing, but in no event shall Buyer file a registration statement in connection with the registration of the Buyer's Shares later than 90 days following the Closing Date. Such filing may be made on any SEC form (the "Registration Statement") that Buyer believes is appropriate. With respect to the Buyer's Shares to be registered, Buyer shall take the following actions:

               (i) Notify Sellers, at any time when a prospectus relating to securities covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; in such event Sellers shall refrain from thereafter selling securities until an amendment or supplement to the Registration Statement is filed to correct any such untrue statement or omission; and

               (ii) Notify Sellers of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for the purpose.

         (b) Notwithstanding the foregoing, Buyer shall not be obligated to take any action pursuant to this Section 4.3:

               (i) in any particular jurisdiction in which Buyer would be required to execute a general consent to service of process in affecting such registration, qualification or compliance, unless Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

               (ii) if, at such time, the Buyer Shares held by Sellers are freely tradable without regard to any volume restrictions under Rule 144 promulgated under the Securities Act.

         (c) All expenses incurred in the sale of the Buyer's Shares pursuant to the Registration Statement shall be borne by Buyer except that underwriting discounts, selling commissions and stock transfer taxes applicable to the Buyer's Shares being registered by Sellers shall be borne by Sellers. Buyer's obligations to register such Buyer's Shares pursuant to this Section 4.3 shall be conditioned upon the execution and delivery by Sellers of indemnification agreements, in the form attached hereto as Exhibit E.

         4.4 RESTRICTIONS ON TRANSFER OF THE BUYER'S SHARES.

         Sellers agree that they will not sell, transfer or otherwise dispose of any shares of Buyer's capital stock, or reduce their interest in or risk relating to the Buyer's Shares, (a) between December 1, 2000 and the date that financial results covering at least 30 days of post-Closing combined operations of Buyer and the Company have been published or (b) in any other manner that would prevent accounting for the transactions contemplated by this Agreement as a pooling-of-interests under GAAP and under applicable SEC rules and regulations. Sellers acknowledge and agree that the Buyer's Shares have not been registered under the Securities Act and that Sellers may not sell, transfer or otherwise dispose of the Buyer's Shares except in compliance with Regulation S promulgated by the SEC, which requires a one year holding period, or except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in compliance with all applicable Laws. In addition, Sellers agree that hedging activities may not be conducted unless in compliance with the Securities Act. Sellers may transfer the Buyer's Shares in compliance with Regulation S any time after the expiration of such holding period or after a registration statement is completed and effective. The Registration Statement will not be effective until after the pooling holding period lapses.

         4.5 POOLING-OF-INTERESTS.

         Each party will use its best efforts to cause the transactions contemplated by this Agreement to qualify, and will not take any actions which could prevent such transactions from qualifying, for pooling-of-interests accounting treatment. Subject to the prior consent of Buyer, Sellers will take such other actions as are necessary to cure any facts or circumstances within the control of Sellers that could prevent the transactions contemplated by this Agreement from qualifying for pooling-of-interests accounting treatment under GAAP and under applicable SEC rules and regulations.

         4.6 MARKET STAND-OFF AGREEMENT.

         Each Seller agrees that he will not, to the extent requested by Buyer, sell or otherwise transfer or dispose of any Buyer's Shares in a market transaction during the 90 day period following the effective date of any subsequent registration statement of Buyer filed under the Securities Act. In order to enforce the foregoing covenant, Buyer may impose stop-transfer instructions with respect to the Buyer's Shares until the end of the 90-day period.

         4.7 RELEASE.

         (a) Effective as of the Closing, Sellers agree not to sue and fully release and discharge the Company and its Subsidiaries, past and present, including, without limitation, its directors, officers, employees, shareholders, representatives, agents, assigns and successors, past and present (collectively "Releasees"), with respect to and from any and all claims, issuances of the Company's stock, notes or other securities, any demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Sellers now own or hold or has at any time owned or held against Releasees; provided, however, that nothing in this Section 4.7 will constitute a waiver of any claims Sellers may have against the Company pursuant to the terms of this Agreement.

         (b) It is the intention of Sellers that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention Sellers hereby expressly waive, effective as of the Closing, any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this. Section 1542 provides:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


         (c) Nothing in this Section 4.7 shall in any way affect any rights that Buyer, the Company or Sellers may have under this Agreement, including without limitation, any right of indemnification pursuant to Article VI hereof.

                                   ARTICLE V

                                    SURVIVAL

         5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the Closing and expire on the second anniversary of the Closing Date, except (a) as to any matter as to which a claim has been submitted in writing to the other party before such date and identified as a claim or indemnification pursuant to Article VI, (b) as to any matter which is based successfully upon fraud with respect to which the representations, warranties and covenants shall expire only upon expiration of the applicable statute of limitations, or (c) those representations and warranties made by Sellers and the Company with respect to (i) the title and authority to transfer shares and (ii) tax related matters, all of which shall remain in full force and effect beyond the Closing and shall expire only upon expiration of the applicable statute of limitations, if any.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 OBLIGATIONS OF SELLERS.

         Sellers, jointly and severally, covenant and agree to indemnify and hold harmless each of Buyer and its respective directors, officers, employees, affiliates, agents, representatives and assigns and the Company from and against any and all Losses of Buyer or the Company, directly or indirectly, as a result of, or based upon or arising from:

         (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Sellers or the Company in or pursuant to this Agreement; (b) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Mohammad Mahdavi in the Transfer of Technology Sale Agreement, attached hereto as Exhibit F, or the Technology Purchase Agreement, attached hereto as Exhibit G;

         (c) the failure of Sellers or the Company to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement;

         (d) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by the Company of its business or operations on or before the Closing Date, including, but not limited to, those arising out of or relating to the employment relationship existing before Closing between the Company and its Affiliates and any and all current or former employees of either, but except those arising out of or relating to warranties made in the ordinary course of business at normal defect rates if an adequate provision for such defect rates is set forth in the Company's financial statements;

         (e) any failure to have obtained all Permits and Approvals required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; or

         (f) any actual or threatened claim, suit, action or proceeding brought by a third party arising out of or relating to the ownership by Sellers of the capital stock of the Company.

Subject to the procedures set forth in Section 6.4 hereto, Sellers agree to reimburse Buyer, the Company, or any other indemnified party, as the case may be, promptly upon demand for any unreimbursed payment made or Loss suffered by Buyer, the Company, or any other indemnified party, as the case may be, at any time after the Closing Date in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates; provided, however, any such unreimbursed payment or Loss suffered shall not be reimbursed by Sellers until the aggregate amount of all such unreimbursed payments or losses equals $25,000
(US) (the "Company's Basket"), in which case Buyer shall be entitled to claim indemnity for the full amount of Loss without deduction of such $25,000 (US). Any individual Loss less than $5,000

(US) ("Individual Loss") shall not be counted for purposes of the Company's Basket, provided that any related Losses or similar or series of Losses, or Losses arising out of the same or similar set of circumstances shall be aggregated for determining whether such Individual Loss exceeds $5,000 (US), and provided further, that the aggregate of such Individual Losses does not exceed $25,000 (US). Sellers shall have the right to satisfy any indemnification obligation hereunder in full or in part by returning to Buyer an appropriate number of the Buyer's Shares, whether or not the restrictions on transfer thereon have lapsed. For purposes of determining the value of each such share of Buyer's Shares when so returned, such value shall equal the average of the closing price for the Buyer's Common Stock as reported by the Nasdaq National Market for each of the 20 consecutive trading days ending on the fifth to last trading day preceding the day any such Seller tenders its shares to Buyer.

         6.2 OBLIGATIONS OF BUYER.

         Buyer covenants and agrees to indemnify and hold harmless each Seller from and against any and all Losses of any Seller, directly or indirectly, as a result of, or based upon or arising from:

               (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement;

               (b) the failure of Buyer to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; or

               (c) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by the Company of its business or operations after the Closing Date, provided that such Loss is not a result of or based upon or does not arise in connection with any neglect, disregard or intentional misconduct on the part of such Seller.

Buyer agrees to reimburse such Seller promptly upon demand for any unreimbursed payment made or Loss suffered by such Seller at any time after the Closing Date in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates; provided, however, any such unreimbursed payment or Loss suffered shall not be reimbursed by Buyer until the aggregate amount of all such unreimbursed payments or losses equals $25,000 (US) ("Buyer's Basket"), in which case Sellers shall be entitled to claim indemnity for the full amount of Loss without deduction of such $25,000 (US). Any Individual Loss shall not be counted for purposes of Buyer's Basket, provided that any related Losses, or similar or series of Losses, or Losses arising out of the same or similar set of circumstances shall be aggregated for determining whether such Individual Loss exceeds $5,000 (US), and provided further, that the aggregate of such Individual Losses does not exceed $5,000 (US).

         6.3 CERTAIN TAX MATTERS.

         (a) Sellers' Indemnity. Sellers agree to indemnify, defend and hold harmless Buyer, the Company and each Subsidiary against the following tax matters (the "Tax Matters") (i) any Tax payable by or on behalf of Sellers or any of their Affiliates, the Company or any of the Subsidiaries for any taxable period ending on or prior to the Closing Date,
(ii) any deficiencies in any Tax payable by or on behalf of Sellers or any of their Affiliates, the Company or any of the Subsidiaries arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date, (iii) Taxes of any member of a consolidated or combined tax group of which Sellers or any of their Affiliates is, or was at any time, a member, for which the Company and/or any Subsidiary is jointly or severally liable as a result of its inclusion in such group, (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by Sellers prior to the Closing of any Tax benefits or credits to any other person, (v) any Tax liabilities arising out of the transfer of the Stock, and (vi) with respect to any Taxes due for Tax periods ending after the Closing Date, a pro-rata share of such tax, calculated as if the period ended on the Closing Date.

         (b) Audit Matters. Sellers shall have the responsibility for, and the right to control, at Sellers' expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes of Buyer, the Company or any Subsidiary for any period beginning at or after the Closing.

         6.4 PROCEDURE.

         (a) Notice. Any party seeking indemnification with respect to any Loss shall give notice to the party required to provide indemnity hereunder (the "Indemnifying Party").

         (b) Response to Non Third Party Claims. Within five (5) business days of such notice from an Indemnified Party not related to any third party claims, the Indemnifying Party shall reimburse such party for such Loss, or if the Indemnifying Party desires to contest such reimbursement, the Indemnifying Party shall, within five (5) business days of such notice, inform such Indemnified Party in writing of the Indemnifying Party's intention, listing in detail the reasons the Indemnifying Party does not reasonably believe reimbursement to be appropriate in that instance. In the event the Indemnifying Party contests such reimbursement, the parties shall resolve the controversy pursuant to the procedures in Article VII hereof.

         (c) Defense of Third Party Claims. In the event any person or entity not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential loss, damage or expense comes to the attention of any party in respect of matters embraced by the indemnity under this Agreement, then the party receiving notice or aware of such event shall promptly notify the other party or parties of the demand, claim or lawsuit. Within ten (10) days after notice by the Indemnified Party (the "Notice") to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party, to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (a) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (b) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to and which have not been asserted by the Indemnifying Party, the Indemnifying Party will have, at the election of the Indemnified Party, the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten (10) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Except as explicitly provided in this Section 6.4(c), failure to provide Notice shall not limit the rights of such party to indemnification.

         (d) Certain Limitations. Notwithstanding Section 6.4(c), in the event that any demand, claim or lawsuit for which indemnification is payable hereunder relates with respect to any Seller or the Company to a criminal investigation, quasi criminal investigation, governmental or regulatory claim, civil claim involving allegations of criminal conduct or a matter in which the licensure of Buyer or the Company could be jeopardized, Buyer shall have the sole right to retain counsel to represent it or the Company in such matter and such Seller shall pay the fees and expenses of such counsel on a current basis, and Buyer shall have the right to conduct and control the defense, compromise or settlement of any such Indemnifiable Claim if Buyer chooses to do so, on behalf of and for the account and risk of such Seller who shall be bound by the result so obtained.

         (e) Tax Adjustments. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows: If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause
(y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

         (f) Waiver of Subrogation and Other Rights. Buyer shall not be required to proceed against any particular Indemnifying Party for indemnification or otherwise in respect of any Losses before enforcing its rights hereunder against any other Indemnifying Party, and each Seller expressly waives all rights any Seller may have, now or in the future, under any statute, at common law, or at law or in equity, or otherwise, to compel Buyer to proceed against any Indemnifying Party in respect of any Losses before proceeding against, or as a condition to proceeding against, any other Indemnifying Party.

         6.5 SURVIVAL.

         This Article VI shall survive any termination of this Agreement. This indemnification further shall survive the Closing and shall remain in effect for a period of two (2) years after the date of Closing Date. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VI notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         6.6 NOTICE BY SELLERS.

         Sellers agree to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VI upon discovery or receipt of notice thereof (other than from Buyer), whether before or after the Closing.

         6.7 NOT EXCLUSIVE REMEDY.

         This Article VI shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

         6.8 AGGREGATE DOLLAR LIMITATION.

         (a) The aggregate dollar amount of all payments Sellers shall be obligated to make pursuant to this Article VI shall not exceed $7,000,000 (US); provided, however, notwithstanding anything to the contrary herein, Sellers' indemnification obligations with respect to the following matters shall be unlimited as to dollar amount: (i) any Tax Matters and those matters set forth on Schedule 6.1, (ii) the failure of any Seller or the Company to perform or observe fully any covenant or agreement to be performed or observed by it pursuant to Article IV of this Agreement, (iii) any failure to have obtained all Permits and Approvals required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iv) any matter involving fraud on the part of any Seller, employee benefits, or Labor Matters.

         (b) The aggregate dollar amount of all payments Buyer shall be obligated to make pursuant to this Article VI shall not exceed $7,000,000 (US); provided, however, notwithstanding anything to the contrary herein, Buyer's indemnification obligations with respect to the following matters shall be unlimited as to dollar amount: (i) the failure of Buyer to perform or observe fully any covenant or agreement to be performed or observed by it pursuant to
Article IV of this Agreement.

                           ARTICLE VII ARBITRATION

         7.1 ARBITRATION AND VENUE.

         Except as otherwise provided in this Agreement and this Section 7.1, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in Orange County, California. IN ANY DISPUTE HEREUNDER, THE PARTIES HEREBY EXPRESSLY WAIVE ANY CLAIM FOR THE RECOVERY OF PUNITIVE OR EXEMPLARY DAMAGES IN SUCH ARBITRATION. In addition, if any parties allege that fraud has occurred in the formation or performance of this Agreement, whether such fraud has in fact occurred shall be defined under California law.

         7.2 JUDICIAL ARBITRATION AND MEDIATION SERVICES, THE COMPANY.

         The arbitration shall be administered by the American Arbitration Association ("AAA") in its Orange County office.

         7.3 ARBITRATOR.

         The arbitrator shall be a retired superior court judge of the State of California or a retired United States federal district court judge affiliated with AAA.

         7.4 PROVISIONAL REMEDIES.

         Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

         7.5 ENFORCEMENT OF JUDGMENT.

         Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         7.6 DISCOVERY.

         The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law. All discovery disputes shall be resolved by the arbitrator.

         7.7 CONSOLIDATION.

         Any arbitration hereunder may be consolidated by AAA with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by AAA.

         7.8 POWER AND AUTHORITY OF ARBITRATOR.

         The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law.

         7.9 LAW TO BE APPLIED.

         All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this Section 7.9 shall be brought in the Orange County Superior Court.

         7.10 COSTS.

         The costs of the arbitration, including any AAA administration fee, and arbitrator's fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties. Costs and attorneys' fees may be awarded to the prevailing by the arbitrator.

                                  ARTICLE VIII

                                    GENERAL

         8.1 AMENDMENTS; WAIVERS.

         This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         8.2 SCHEDULES; EXHIBITS; INTEGRATION.

         Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, any letter or letters of intent between Buyer and Sellers.

         8.3 BEST EFFORTS; FURTHER ASSURANCES.

         (a) Standard. Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         (b) Limitation. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

         8.4 GOVERNING LAW.

         (a) This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.

         (b) Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of, in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in or pursuant to Section 8.11 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 8.11; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 8.11. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction.

         8.5 NO ASSIGNMENT.

         Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder (including but not limited to its rights under Article VI) to any Affiliate of Buyer or to any post-Closing purchaser of the Stock or of a substantial part of the assets of the Company.

         8.6 HEADINGS.

         The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         8.7 COUNTERPARTS.

         This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. Signatures delivered by facsimile shall constitute effective execution for all purposes of this Agreement.

         8.8 PUBLICITY AND REPORTS.

         Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Buyer except to the extent that a particular action is required by applicable law.

         8.9 CONFIDENTIALITY.

         All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party.

         8.10 PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

         8.11 NOTICES.

         Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid), receipt requested as follows:

         IF TO BUYER, ADDRESSED TO:

         Procom Technology, Inc.
         58 Discovery
         Irvine, CA 92618
         Attention: Alex Aydin
         Fax: (949) 261-5481

         WITH A COPY TO:

         J. Jay Herron
         O'Melveny & Myers LLP
         114 Pacifica, Suite 100
         Irvine, CA 92618
         Fax: (949) 737-2300

         IF TO SELLERS, ADDRESSED TO:

         Angelo Finotti
         Via Cocquo 20
         Sesto Calende Varese, Italy
         Fax: 011-3902-45166405

         Ricardo Finotti
         Via Primaticcio 32
         20146 Milan Italy
         Fax: 011-3902-45166405

         Massimiliano Finotti
         Via Primaticcio 32
         20146 Milan Italy
         Fax: 011-3902-45166405

         WITH A COPY TO:

         Lorenza Guglielmi
         Via G.B. Pirelli, 27
         20124 Milan, Italy
         Fax: 011-3902-66981785


or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 8.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

         8.12 EXPENSES.

         Each party shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. Any and all such expenses of the Company shall be paid by the Company prior to the Closing.

         8.13 REMEDIES; WAIVER.

         Except to the extent this Section 8.13 is inconsistent with any other provision in this Agreement or applicable Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         8.14 ATTORNEY'S FEES.

         In the event of any Action by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding parties intend that the sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

         8.15 KNOWLEDGE CONVENTION.

         Whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

         8.16 REPRESENTATION BY COUNSEL; INTERPRETATION.

         Sellers and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of Buyer and Sellers.

         8.17 SPECIFIC PERFORMANCE.

         Sellers and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         8.18 SEVERABILITY.

         If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                         BUYER:

                                         PROCOM TECHNOLOGY, INC.,
                                         a California corporation


                                         By:
                                              ----------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                                --------------------------------

                                         SELLERS:



                                         ---------------------------------------
                                         Angelo Finotti



                                         ---------------------------------------
                                         Riccardo Finotti



                                         ---------------------------------------
                                         Massimiliano Finotti

                             EXHIBITS AND SCHEDULES


EXHIBIT A           Opinion of Counsel

EXHIBIT B           Investment Representation Letter

EXHIBIT C           Company Affiliate letter

EXHIBIT D           Indemnification Agreement

EXHIBIT E           Noncompetition Agreement

EXHIBIT F           Transfer of Technology Sale Agreement

EXHIBIT G           Technology Purchase Agreement

EXHIBIT H           Independent Contractor and Invention Assignment Agreement

SCHEDULE 1.3        Allocation of Buyer's Stock

SCHEDULE 2.1        Directors and Officers

SCHEDULE 2.3        Ownership of Stock

SCHEDULE 2.12       Material Contracts

SCHEDULE 2.14       Intangible Property

SCHEDULE 2.24       Bank Accounts


         PROCOM TECHNOLOGY, INC. AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OF THE FOREGOING SCHEDULES AND EXHIBITS TO THE COMMISSION UPON REQUEST.